Exhibit 99.1

For Immediate Release

NR 11-0203

Press Release	Contact: Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
Paul.Gennaro@aecom.com

AECOM reports first-quarter fiscal year 2011 financial results

Q1 EPS increased 20% year over year, backlog grew 55% to $15.5 billion

•                  First-quarter diluted earnings per share increased 20% year over year to 48 cents.

•                  Net income from continuing operations for the first quarter increased 25% year over year to $57 million.

•                  Revenue for the first quarter increased 31% year over year to $1.9 billion.

•                  Revenue, net of other direct costs, for the first quarter increased 26% year over year to $1.2 billion.

•                  Organic revenue, net of other direct costs, for the first quarter increased 7% year over year.

•                  Total backlog at Dec. 31, 2010, increased 55% year over year to $15.5 billion.

•                  Diluted earnings per share range outlook increased to $2.25 to $2.35 for full fiscal year 2011.

LOS ANGELES (Feb. 8, 2011) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the first quarter of fiscal year 2011, which ended Dec. 31, 2010.

AECOM reported net income from continuing operations of $57 million for the first quarter and diluted earnings per share (EPS) of 48 cents for the first quarter.  This represents an increase of 25% over net income from continuing operations of $46 million and an increase of 20% over diluted earnings per share of 40 cents for the same period last year.

First-quarter revenue was $1.9 billion, a 31% increase from the first quarter of fiscal year 2010.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs, which is a non-GAAP measure and excludes such pass-through costs, also provides a valuable perspective on its business results.

First-quarter revenue, net of other direct costs, was $1.2 billion, representing a 26% increase over the same period last year.  Organic revenue, net of other direct costs, for the first quarter increased 7% year over year.  Organic revenue excludes revenue from companies acquired in the last 12 months.

“We saw strong organic-growth improvements in both revenue and backlog during the first quarter,” said John M. Dionisio, AECOM president and chief executive officer.  “Growth was driven primarily by AECOM’s increasing presence in high-growth, emerging markets and economies that export natural resources.

“We are poised for continued, strong performance as we capitalize on new organic-growth opportunities, drive revenue synergies from recent acquisitions and seize new opportunities created through increased cross-selling and the anticipated growth of alternative delivery procurement and public-private partnerships,” Dionisio said.

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Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the first quarter of fiscal year 2011, the PTS segment reported revenue of $1.6 billion and operating income of $92 million.  This represents an increase of 31% from revenue of $1.2 billion for the same period last year and an increase of 24% over operating income of $74 million for the same period last year.

PTS revenue, net of other direct costs, increased 23% for the first quarter of fiscal year 2011 to $1.1 billion.

Management Support Services

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the first quarter of fiscal year 2011, the MSS segment reported revenue of $360 million and operating income of $22 million.  This represents an increase of 30% from revenue of $276 million for the same period last year and an increase of 62% over operating income of $13 million for the same period last year.

MSS revenue, net of other direct costs, increased 64% for the first quarter of fiscal year 2011, to $129 million.

Balance Sheet

As of Dec. 31, 2010, AECOM had $421 million of total cash and cash equivalents, $1.2 billion of debt with $600 million in committed bank facilities that have $269 million in unused capacity.

Backlog

AECOM announced backlog of $15.5 billion at Dec. 31, 2010, a 55% increase year over year.

Outlook

“Fiscal year 2011 is off to a solid start, said Michael S. Burke, AECOM executive vice president and chief financial officer.  “Our results for the quarter were positively impacted by continued improvement to our EBITDA margins — a 77-basis point improvement during the first quarter — driven by continued efficiencies and growth in higher-margin services.

“Together with improved organic growth and backlog, these results point to an improving business environment and give us confidence in our fiscal year 2011 outlook,” Burke said.

Based on its results through the first quarter of the fiscal year, as well as its backlog, AECOM has raised its EPS outlook for fiscal year 2011 to $2.25 to $2.35.

AECOM is hosting a conference call today at 11 a.m. EST, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Those wishing to dial in to the call via telephone can do so by dialing (866) 362-5158 or 1 (617) 597-5397 and entering the passcode 46412728.  Interested parties also can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 52,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $7.0 billion during the 12 months ended Dec. 31, 2010.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended
	December 31, 2010	December 31, 2009

Revenue	$1,936,183	$1,480,784
Other direct costs	722,406	518,458
Revenue, net of other direct costs (non-GAAP)	1,213,777	962,326
Cost of revenue, net of other direct costs	1,108,442	879,349
Gross profit	105,335	82,977

Equity in earnings of joint ventures	8,097	4,378
General and administrative expenses	23,262	21,865
Income from operations	90,170	65,490

Other income (expense)	2,288	1,704
Interest income (expense), net	(9,872)	(975)
Income from continuing operations before income tax expense	82,586	66,219

Income tax expense	20,503	16,465

Income from continuing operations	62,083	49,754

Discontinued operations, net of tax	—	113

Net income	62,083	49,867

Non-controlling interest in income of consolidated subsidiaries, net of tax	(5,215)	(4,085)

Net income attributable to AECOM	$56,868	$45,782

Net income allocation:
Preferred stock dividend	$2	$35
Net income available for common stockholders	56,866	45,747
Net income attributable to AECOM	$56,868	$45,782

Net income attributable to AECOM per share:
Basic
Continuing operations	$0.48	$0.40
Discontinued operations	—	—
	$0.48	$0.40

Diluted
Continuing operations	$0.48	$0.40
Discontinued operations	—	—
	$0.48	$0.40

Weighted average shares outstanding:
Basic	118,001	113,153
Diluted	119,115	114,498

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	December 31, 2010	September 30, 2010
Balance Sheet Information:
Cash and cash equivalents	$421,238	$612,857
Working capital	1,229,199	1,094,239
Working capital, net of cash and cash equivalents	807,961	481,382
Total debt	1,206,484	931,127
Total assets	5,620,040	5,242,909
Total AECOM stockholders’ equity	2,236,617	2,090,012

	Three Months Ended
	December 31, 2010	December 31, 2009
Cash Flow Information:
Net cash used in operating activities*	$(179,345)	$(34,573)

* Three months ended Dec. 31, 2010, figure includes payment for deferred compensation plan termination ($90 million) and associated excess tax benefits ($58 million).

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended December 31, 2010
Revenue	$1,575,771	$360,412	$—	$1,936,183
Other direct costs	490,964	231,442	—	722,406
Revenue, net of other direct costs (non-GAAP)	1,084,807	128,970	—	1,213,777
Cost of revenue, net of other direct costs	995,273	113,169	—	1,108,442
Gross profit	89,534	15,801	—	105,335
Equity in earnings of joint ventures	2,110	5,987	—	8,097
General and administrative expenses	—	—	23,262	23,262
Income from operations	$91,644	$21,788	$(23,262)	$90,170

Gross profit as a % of revenue	5.7%	4.4%	—	5.4%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.3%	12.3%	—	8.7%

Contracted backlog	$7,398,598	$492,050	$—	$7,890,648
Awarded backlog	5,649,886	1,968,717	—	7,618,603
Total backlog	$13,048,484	$2,460,767	$—	$15,509,251

Three Months Ended December 31, 2009
Revenue	$1,204,439	$276,345	$—	$1,480,784
Other direct costs	320,598	197,860	—	518,458
Revenue, net of other direct costs (non-GAAP)	883,841	78,485	—	962,326
Cost of revenue, net of other direct costs	812,203	67,146	—	879,349
Gross profit	71,638	11,339	—	82,977
Equity in earnings of joint ventures	2,272	2,106	—	4,378
General and administrative expenses	—	—	21,865	21,865
Income from operations	$73,910	$13,445	$(21,865)	$65,490

Gross profit as a % of revenue	5.9%	4.1%	—	5.6%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.1%	14.4%	—	8.6%

Contracted backlog	$5,434,423	$544,256	$—	$5,978,679
Awarded backlog	3,562,220	469,232	—	4,031,452
Total backlog	$8,996,643	$1,013,488	$—	$10,010,131

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